EXHIBIT 4.1

COMPANY NOTE

$2,766,500.00	February 15, 2011

SILVER DRAGON RESOURCES INC.
Secured Convertible Promissory Note

FOR VALUE RECEIVED, Silver Dragon Resources Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of Tonaquint, Inc., a Utah corporation, or its successors or assigns (the “Lender,” and together with the Borrower, the “Parties”), the principal sum of $2,766,500.00 together with all accrued and unpaid interest thereon, fees incurred or other amounts owing hereunder, all as set forth below in this Secured Convertible Promissory Note (this “Note”). This Note is issued pursuant to that certain Note and Warrant Purchase Agreement of even date herewith, entered into by and between the Borrower and the Lender (the “Purchase Agreement”). Defined terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement.

1. Principal and Interest Payments. Interest on the unpaid principal balance of this Note shall accrue at the rate of 5.5% per annum. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. Upon the occurrence of an Event of Default (as defined below), the Outstanding Balance (as defined below) of this Note shall accrue simple interest at the rate of 12.00% per annum from and after the date of the occurrence of the Event of Default, whether before or after judgment. The Borrower shall pay to the Lender all outstanding amounts due hereunder in a payment due on or before the date that is forty-eight (48) months from the date hereof (the “Maturity Date”). All payments owing hereunder shall be in lawful money of the United States of America delivered to the Lender at the address furnished to the Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and penalties, if any, then to (c) accrued and unpaid interest, and thereafter (d) to principal. For purposes hereof, the term “Outstanding Balance” means the sum of the outstanding principal balance of this Note and any accrued but unpaid interest, collection and enforcement costs, and any other penalties and fees incurred under this Note.

2. Original Issue Discount. The Borrower acknowledges that the principal amount of this Note exceeds the Purchase Price (as defined in the Purchase Agreement) and that such excess is an original issue discount and shall be fully earned and charged to the Borrower upon the execution of this Note, and shall be paid to the Lender as part of the outstanding principal balance as set forth in this Note.

3. Conversion.

(a) Optional Conversion. At any time or from time to time after six months from the date hereof and prior to payment in full of the entire Outstanding Balance, the Lender shall have the right, at the Lender’s option, to convert the Outstanding Balance, in whole or in part (the “Conversion Amount”), into shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Borrower; provided, however, that the conversion by the Lender of the Outstanding Balance shall be exercisable in tranches (each, a “Tranche”), consisting of (1) an initial Tranche in an amount equal to $566,500 and any interest and/or fees accrued thereon under the terms of this Note and the other Transaction Documents (as defined in the Purchase Agreement), and (2) ten additional Tranches (each, a “Subsequent Tranche”) each in an amount equal to $220,000 and any interest or fees accrued thereon under the terms of this Note or the other Transaction Documents. The first Subsequent Tranche shall correspond to Secured Buyer Note #1 (as defined in the Purchase Agreement), the second Subsequent Tranche shall correspond to Secured Buyer Note #2 (as defined in the Purchase Agreement), and so forth through Secured Buyer Note #10. The Lender’s right to convert any of the Subsequent Tranches is conditioned upon the Lender’s payment in full of the Secured Buyer Note corresponding to such Subsequent Tranche (upon the satisfaction of such condition, such Tranche becomes a “Conversion Eligible Tranche”). For the avoidance of doubt, a Conversion Eligible Tranche may be converted in whole or in part at any time subsequent to the first date on which such Subsequent Tranche becomes a Conversion Eligible Tranche. At all times hereunder, any fees or penalties incurred shall be added to any then-current Conversion Eligible Tranche. The number of shares of Common Stock to be issued upon a conversion hereunder shall be determined by dividing (a) the Conversion Amount by (b) the Market Price (as defined below) (the “Conversion Price”). For purposes hereof, the “Market Price” is defined as 70% of the average of the volume weighted average price (the “VWAP”) for the three (3) Trading Days (as defined in the Purchase Agreement) with the lowest VWAPs during the ten (10) Trading Days immediately preceding the Conversion Date (as defined below). The trading data used to compute the VWAP shall be as reported by Bloomberg, LP (“Bloomberg”), or if such information is not then being reported by Bloomberg, then as reported by such other data information source as may be selected by the Lender.

(b) Conversion Mechanics. In order to convert this Note into Common Stock, the Lender shall give written notice to the Borrower at its principal corporate office or the notice address provided in the Purchase Agreement (which notice, notwithstanding anything herein to the contrary but subject to Section 21 of this Note, may be given via facsimile, email, or other means in the discretion of the Lender) pursuant to the forms attached hereto as Exhibit A (the “Conversion Notice”) and Exhibit A-1 (the “Conversion Worksheet”) of the election to convert the same pursuant to this Section (the date on which a Conversion Notice is given, a “Conversion Date”). Such Conversion Notice shall state the Conversion Amount, the number of shares of Common Stock to which the Lender is entitled pursuant to the Conversion Notice (the “Conversion Shares”), and the account into which the shares of Common Stock are to be deposited (the “Lender Account”). The Borrower shall promptly, but in no event later than five (5) Trading Days after receipt of a Conversion Notice (the “Delivery Date”), deliver the Conversion Shares to the Lender Account. Notwithstanding anything to the contrary herein, all such deliveries of Conversion Shares shall be electronic, via DWAC, unless such shares are not eligible for immediate resale pursuant to Rule 144 of the Securities Act of 1933 and the Company has not received an opinion of counsel from Company counsel or the Borrower’s counsel (which opinion shall be reasonably acceptable to the Company) that such shares are eligible for immediate resale pursuant to Rule 144. In the event the Borrower fails to deliver the Conversion Shares on or before the Delivery Date, in addition to all other remedies available to the Lender hereunder or under any other Transaction Documents and at law or in equity, a penalty equal to 1.5% of the Conversion Amount shall be added to the balance of this Note per day until such Conversion Shares are delivered. For purposes of Section 5 of this Note, the conversion shall be deemed to have been made immediately prior to the close of business on the date of the Conversion Notice, and the person or entity entitled to receive the shares of Common Stock upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c) No Fractional Shares. Conversion calculations pursuant to Section 3(a) shall be rounded up to the nearest whole share, and no fractional shares shall be issuable by the Borrower upon conversion of this Note. All shares issuable upon a conversion of this Note (including fractions thereof) shall be aggregated for purposes of determining whether such conversion would result in the issuance of a fractional share.

(d) No Impairment. The Borrower will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Borrower, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Lender against impairment.

4. Prepayment by the Borrower. So long as no Event of Default shall have occurred and the Borrower shall have a sufficient number of shares of Common Stock authorized to accommodate a conversion of each Conversion Eligible Tranche, the Borrower may, in its sole and absolute discretion and upon giving the Lender not less than five (5) Trading Days written notice (a “Prepayment Notice”), pay in cash all or any portion of the Outstanding Balance of this Note at any time prior to the Maturity Date, provided that in the event the Borrower elects to prepay all or any portion of the Outstanding Balance of this Note, it shall pay to the Lender 110% of the portion of the Outstanding Balance the Borrower elects to prepay. If the Borrower delivers a Prepayment Notice and fails to pay the specified prepayment amount due to the Lender within two (2) Trading Days following the date of prepayment set forth in the Prepayment Notice, the Borrower shall forever forfeit its right to repay this Note pursuant to this Section.

5. Certain Adjustments. The number and class or series of shares into which this Note may be converted under Section 3 shall be subject to adjustment in accordance with the following provisions:

(a) Adjustment for Reorganization or Recapitalization. If, while this Note remains outstanding and has not been converted, there shall be a reorganization or recapitalization of the Borrower (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), all necessary or appropriate lawful provisions shall be made so that the Lender shall thereafter be entitled to receive upon conversion of this Note, the greatest number of shares of stock or other securities or property that a holder of the class of securities deliverable upon conversion of this Note would have been entitled to receive in such reorganization or recapitalization if this Note had been converted immediately prior to such reorganization or recapitalization, all subject to further adjustment as provided in this Section 5. If the per share consideration payable to the Lender for such class of securities in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Borrower’s Board of Directors. The foregoing provisions of this subsection shall similarly apply to successive reorganizations or recapitalizations and to the stock or securities of any other corporation that are at the time receivable upon the conversion of this Note. In all events, appropriate adjustment shall be made in the application of the provisions of this Note (including adjustment of the conversion price and number of shares of Common Stock into which this Note is then convertible pursuant to the terms and conditions of this Note) with respect to the rights and interests of the Lender after the transaction, to the end that the provisions of this Note shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable or issuable after such reorganization or recapitalization upon conversion of this Note.

(b) Adjustments for Split, Subdivision or Combination of Shares. If the Borrower at any time while this Note remains outstanding and unconverted, shall split or subdivide any class of securities into which this Note may be converted into a different number of securities of the same class, the number of shares of such class issuable upon conversion of this Note immediately prior to such split or subdivision shall be proportionately increased and the conversion price for such class of securities shall be proportionately decreased. If the Borrower at any time while this Note, or any portion hereof, remains outstanding and unconverted shall combine any class of securities into which this Note may be converted, into a different number of securities of the same class, the number of shares of such class issuable upon conversion of this Note immediately prior to such combination shall be proportionately decreased and the conversion price for such class of securities shall be proportionately increased.

(c) Adjustments for Dividends in Stock or Other Securities or Property. If, while this Note remains outstanding and unconverted, the holders of any class of securities as to which conversion rights under this Note exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Borrower by way of dividend, then and in each case, this Note shall represent the right to acquire, in addition to the number of shares of such class of security receivable upon conversion of this Note, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash that a holder of the class of securities deliverable upon conversion of this Note would have been entitled to receive as a dividend if this Note had been converted immediately prior to such dividend, all subject to further adjustment as provided in this Section 5.

(d) Adjustments for Spin Offs. If, at any time while any portion of this Note remains outstanding, the Borrower spins off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the “Spin Off”) in which the Borrower, in addition to or in lieu of any other compensation received and retained by the Borrower for such business, operations or assets, causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Borrower, the Borrower shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Lender had the entire remaining balance of this Note outstanding on the record date (the “Record Date”) for determining the amount and number of Spin Off Securities to be issued to security holders of the Borrower been converted as of the close of business on the Trading Day immediately before the Record Date (the “Reserved Spin Off Shares”), and (ii) to be issued to the Lender on the conversion of all or any portion of this Note, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the principal amount of the portion of the Outstanding Balance then being converted, and (II) the denominator is the entire Outstanding Balance of this Note. In the event of any Spin Off, (i) the Lender shall have the right to convert the Outstanding Balance by delivering a Conversion Notice to the Borrower within ten (10) days of receipt of notice of such Spin Off from the Borrower, or (ii) immediately upon the consummation of a Spin Off, all amounts owed hereunder shall accelerate and be immediately due and payable in the sole discretion of the Lender.

(e) No Change Necessary. The form of this Note need not be changed because of any adjustment in the number of shares of Common Stock issuable upon its conversion.

6. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to Section 5, the Borrower at its sole expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Lender a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Borrower shall, upon the written request at any time of the Lender, furnish or cause to be furnished to the Lender a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number and class of securities and the amount, if any, of other property which at the time would be received upon the conversion of this Note under Section 3.

7. Security. This Note is secured by that certain Security Agreement of even date herewith (the “Security Agreement”) executed by the Borrower in favor of the Lender encumbering certain assets of the Borrower, as more specifically set forth in the Security Agreement, all the terms and conditions of which are hereby incorporated into and made a part of this Note.

8. Change of Control. In the event of (i) any transaction or series of related transactions (including any reorganization, merger or consolidation) that results in the transfer of 50% or more of the outstanding voting power of the Borrower to one stockholder or its Affiliates, or (ii) a sale of all or substantially all of the assets of the Borrower to another person or entity, this Note shall be automatically due and payable in cash. The Borrower will give the Lender not less than ten (10) business days prior written notice of the occurrence of any events referred to in this Section 9.

9. Representations and Warranties of the Borrower. In addition to the representations and warranties set forth in the Purchase Agreement and the Security Agreement, which are incorporated herein, the Borrower hereby represents and warrants to the Lender that:

(a) The Borrower understands and acknowledges that the number of Conversion Shares issuable upon conversion of this Note will increase in certain circumstances. The Borrower further acknowledges that its obligation to issue Conversion Shares upon conversion of this Note in accordance with its terms is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Borrower;

(b) The Borrower’s Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(c) The Borrower is not and for at least the last 12 months prior to the date hereof has not been a “shell company,” as defined in paragraph (i)(1)(i) of Rule 144 or Rule 12(b)(2) of the Exchange Act;

(d) The Borrower is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and has filed all required reports under Section 13 or Section 15(d) of the Exchange Act during the 12 months prior to the date hereof (or for such shorter period that the Borrower was required to file such reports); and

(e) The issuance of this Note is duly authorized. Upon conversion in accordance with the terms of this Note, the Conversion Shares, when issued, will be validly issued, fully paid and non-assessable, free from all taxes, liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description. The Borrower will reserve, as of the date hereof, from its duly authorized capital stock the appropriate number of shares of Common Stock for issuance upon conversion of this Note as required by the terms of this Note.

10. Affirmative and Negative Covenants. In addition to the covenants set forth in the Purchase Agreement, the Borrower covenants and agrees, while any amounts under this Note are outstanding, as follows:

(a) The Borrower shall do all things necessary to preserve and keep in full force and effect its corporate existence including, without limitation, maintain all licenses or similar qualifications required by it to engage in its business in all jurisdictions in which it is at the time so engaged; and continue to engage in business of the same general type as conducted as of the date hereof; and continue to conduct its business substantially as now conducted or as otherwise permitted hereunder;

(b) The Borrower shall pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, which, if unpaid, might reasonably be expected to give rise to liens or charges upon such properties or any part thereof, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower has maintained adequate reserves with respect thereto in accordance with GAAP;

(c) The Borrower shall comply in all material respects with all federal, state and local laws and regulations, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements (collectively, “Requirements”) of all governmental bodies, departments, commissions, boards, insurers, courts, authorities, officials or officers which are applicable to the Borrower or any of its properties, except where the failure to so comply would not have a Material Adverse Effect on the Borrower or any of its properties; provided, however, that nothing provided herein shall prevent the Borrower from contesting the validity or the application of any Requirements;

(d) The Borrower shall keep proper records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP;

(e) From the date hereof until the date that is six (6) months after the date that all the Conversion Shares either have been sold by the Lender, or may permanently be sold by the Lender without any restrictions pursuant to Rule 144 (the “Registration Period”), the Borrower shall file with the Securities and Exchange Commission (the “SEC”) in a timely manner all required reports under Sections 13 or 15(d) of the Exchange Act, as amended, and such reports shall conform to the requirement of the Exchange Act and the SEC for filing thereunder;

(f) The Borrower shall furnish to the Lender so long as the Lender owns Common Stock, promptly upon request, (i) a written statement by the Borrower that it has complied with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Borrower and such other reports and documents so filed by the Borrower, and (iii) such other information as may be reasonably requested to permit the Lender to sell such securities pursuant to Rule 144 without registration;

(g) During the Registration Period, the Borrower shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination;

(h) On the date hereof and at all times prior to the repayment in full of this Note, the Borrower shall reserve the number of shares required by the Share Reserve (as defined in the Purchase Agreement) for the purpose of, among other things, the conversion of this Note. The Borrower represents that it has sufficient authorized and unissued shares of Common Stock available to create the Share Reserve after considering all other commitments that may require the issuance of Common Stock. The Borrower shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, such number of shares of Common Stock as shall be necessary to effect the conversion of each Conversion Eligible Tranche. If at any time the Share Reserve is insufficient to effect the full conversion of a Conversion Eligible Tranche, the Borrower shall increase the Share Reserve accordingly. If the Borrower does not have sufficient authorized and unissued shares of Common Stock available to increase the Share Reserve, the Borrower shall call and hold a special meeting of the stockholders within thirty (30) days of such occurrence, for the sole purpose of increasing the number of shares authorized. The Borrower’s board of directors shall recommend to the stockholders to vote in favor of increasing the number of shares of Common Stock authorized. The Borrower shall use its best efforts to cause such additional shares of Common Stock to be authorized so as to comply with the requirements of this paragraph;

(i) The Borrower’s Common Stock shall be listed or quoted for trading on any of (a) NYSE Amex, (b) the New York Stock Exchange, (c) the Nasdaq Global Market, (d) the Nasdaq Capital Market, or (e) the OTC Bulletin Board (each, a “Primary Market”). The Borrower shall promptly secure the listing of all of its securities issuable under the terms of the Transaction Documents upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all securities from time to time issuable under the terms of the Transaction Documents;

(j) The Borrower shall use the proceeds from this Note to pay any brokerage or similar fees, for working capital and general corporate purposes only;

(k) The Borrower shall notify the Lender in writing, promptly upon learning thereof, of any litigation or administrative proceeding commenced or threatened against the Borrower involving a claim in excess of $100,000.00, provided that the Lender shall keep such information confidential until the Borrower publicly discloses such information; and

(l) The Borrower shall notify the Lender in writing, promptly upon the occurrence of any Event of Default.

11. Default. If any of the events specified below shall occur (each, an “Event of Default”) the Lender may by written notice to the Borrower declare the entire Outstanding Balance immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding; provided, however, that upon the occurrence or existence of any Event of Default described in Section 12(f) or (g), immediately and without notice, all outstanding obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding:

(a) Failure to Pay. The Borrower’s failure to make any payment when due and payable under the terms of this Note including, without limitation, any payment of costs, fees, interest, principal or other amount due hereunder.

(b) Transfer or Pledge of the Secured Buyer Notes. The Borrower shall sell, transfer, assign, pledge, hypothecate or otherwise alienate or encumber the Secured Buyer Notes (as defined in the Purchase Agreement) in any way without the prior written consent of the Lender.

(c) Failure to Deliver Shares. The Borrower’s (or its transfer agent’s) failure to deliver the Conversion Shares as provided under Section 3(b) of this Note or the shares of Common Stock required to be delivered upon exercise of the Warrant.

(d) Breaches of Covenants. The Borrower or its subsidiaries, if any, shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or any of the other Transaction Documents.

(e) Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Borrower to the Lender in writing included in this Note or in connection with any of the Transaction Documents, or as an inducement to the Lender to enter into this Note or any of the other Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished or become false thereafter.

(f) Failure to Pay Debts; Voluntary Bankruptcy. If any of the Borrower’s assets are assigned to its creditors, if the Borrower fails to pay its debts generally as they become due, or if the Borrower files any petition, proceeding, case or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, rule, regulation, statute or ordinance (collectively, “Laws and Rules”), or any other Law and Rule for the relief of, or related to, debtors.

(g) Involuntary Bankruptcy. If any involuntary petition is filed under any bankruptcy or similar Law or Rule against the Borrower, or a receiver, trustee, liquidator, assignee, custodian, sequestrator or other similar official is appointed to take possession of any of the assets or properties of the Borrower or any guarantor.

(h) Governmental Action. If any governmental or regulatory authority takes or institutes any action that will materially affect the Borrower’s financial condition, operations or ability to pay or perform the Borrower’s obligations under this Note.

12. Right of Offset. Notwithstanding anything to the contrary herein, the Borrower may at its option deduct and offset any amount owed by the Lender under the Secured Buyer Notes from any amount owed by the Borrower under this Note, provided that the Borrower shall have delivered five (5) Trading Days’ written notice of such offset to the Lender. In addition, notwithstanding anything to the contrary herein, the Borrower shall have the right to return any amount paid by the Lender under the Secured Buyer Notes to the Lender within three (3) Trading Days of receiving such amount and such return will constitute an offset pursuant to this Section 12 and not be subject to any penalty described in Section 4 of this Note, except as described below in this Section 12. In the event that the Borrower’s exercise of its offset rights under this Section 12 results in the full satisfaction of the Lender’s obligations under one or more of the Secured Buyer Notes, then the Borrower shall return to the Lender for cancellation such Secured Buyer Note(s) or, in the event such Secured Buyer Note(s) have been lost, stolen or destroyed, a lost note affidavit in a form reasonably acceptable to the Lender. Notwithstanding Section 4 of this Note, the Borrower will not be required to pay any penalty if it elects to make an offset pursuant to this Section 12 unless the Lender has put in place a letter of credit or other collateral to secure such Secured Buyer Note, in which event the Borrower will be required to pay the prepayment penalties set forth in Section 4 of this Note. The Lender covenants, however, that it will not secure more than four (4) Secured Buyer Notes at any one time.

13. Ownership Limitation. Notwithstanding the provisions of this Note, if at any time after the date hereof, the Lender shall or would receive shares of Common Stock in payment of interest or principal under this Note or upon conversion of this Note, so that the Lender would, together with other shares of Common Stock held by it or its Affiliates (as defined in the Purchase Agreement), own or beneficially own (as described in Section 13(d) of the Exchange Act or its related rules) by virtue of such action or receipt of additional shares of Common Stock a number of shares exceeding 9.99% of the number of shares of the Borrower’s Common Stock outstanding on such date (the “9.99% Cap”), the Borrower shall not be obligated and shall not issue to the Lender shares of its Common Stock which would exceed the 9.99% Cap, but only until such time as the 9.99% Cap would no longer be exceeded by any such receipt of shares of Common Stock by the Borrower. The foregoing limitations are enforceable, unconditional and non-waivable.

14. No Rights or Liabilities as Stockholder. This Note does not by itself entitle the Lender to any voting rights or other rights as a stockholder of the Borrower. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Lender, shall cause the Lender to be a stockholder of the Borrower for any purpose.

15. Unconditional Obligation. Subject to the terms of the Purchase Agreement, no provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency or where contemplated herein in shares of its Common Stock, as applicable, as herein prescribed. This Note is a direct obligation of the Borrower.

16. Binding Effect. This Note shall be binding on the Parties and their respective heirs, successors, and assigns; provided, however, that the Borrower shall not assign its rights hereunder in whole or in part without the express written consent of the Lender.

17. Governing Law; Venue. The terms of this Note shall be construed in accordance with the laws of the State of Utah as applied to contracts entered into by Utah residents within the State of Utah which contracts are to be performed entirely within the State of Utah. With respect to any disputes arising out of or related to this Note, the Parties consent to the exclusive personal jurisdiction of, and venue in, the state courts in Utah (or in the event of federal jurisdiction, the United States District Court for Utah), and hereby waive, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdiction or to any claim that such venue of the suite, action or proceeding is improper.

18. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of the Parties to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

19. Attorneys’ Fees. If any action at law or in equity is necessary to enforce this Note or to collect payment under this Note, the Lender shall be entitled to recover reasonable attorneys’ fees directly related to such enforcement or collection actions.

20. Amendments and Waivers; Remedies. No failure or delay on the part of a Party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party hereto at law, in equity or otherwise. Any amendment, supplement or modification of or to any provision of this Note, any waiver of any provision of this Note, and any consent to any departure by either Party from the terms of any provision of this Note, shall be effective (i) only if it is made or given in writing and signed by the Borrower and the Lender and (ii) only in the specific instance and for the specific purpose for which made or given.

21. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient, as set forth in the Purchase Agreement. Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth in the Purchase Agreement using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient or receipt is confirmed electronically or by return mail. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in any manner herein set forth.

22. Entire Agreement. This Note, together with the Security Agreement and the other Transaction Documents, contains the complete understanding and agreement of the Borrower and the Lender and supersedes all prior representations, warranties, agreements, arrangements, understandings, and negotiations. THIS NOTE, TOGETHER WITH THE SECURITY AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, the Borrower has executed this Note as of the date set forth above.

Exhibits

Exhibit A – Conversion Notice
Exhibit A-1 – Conversion Worksheet

SILVER DRAGON RESOURCES INC.

By: /s/ Marc Hazout
       Name: Marc Hazout
       Title: President and CEO

ACKNOWLEDGED, ACCEPTED AND AGREED:

TONAQUINT, INC.

By: /s/ John M. Fife
       John M. Fife, President

[Signature page to Secured Convertible Secured Promissory Note]

EXHIBIT A
TONAQUINT, INC.
303 EAST WACKER DRIVE, SUITE 1200
CHICAGO, ILLINOIS 60601

Date:

Silver Dragon Resources Inc.	VIA FAX:

Attn:

CONVERSION NOTICE

The above-captioned Lender hereby gives notice to Silver Dragon Resources Inc., a Delaware corporation (the “Company”), pursuant to that certain Secured Convertible Promissory Note made by the Company in favor of the Lender on February 15, 2011 (the “Note”), that the Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable shares of Common Stock of the Company as of the date of conversion specified below. Such conversion shall be based on the Conversion Price set forth below. The Lender warrants that such conversion will not violate Section 13 of the Note.

A.	Date of conversion: __________
B.	Conversion #: __________
C.	Conversion Amount: __________
D.	Average of three lowest VWAPs __________ (of last 10 trading days per Exhibit A-1)
E.	Conversion Factor: 70% __________
F.	Conversion Price: __________ (D multiplied by E)
G.	Conversion Shares: __________ (C divided by F)
H.	Remaining Note Balance: __________

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

Sincerely,

TONAQUINT, INC.

By: ________________________________
John M. Fife, President

EXHIBIT A-1

CONVERSION WORKSHEET

Trading Day	VWAP	Three Lowest (Yes or No)

Average